                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)
                                       of
                        SHOREWOOD PACKAGING CORPORATION
                                       at
                              $21.00 Net Per Share
                                       by
                          INTERNATIONAL PAPER-37, INC.
                          a wholly owned subsidiary of
                          INTERNATIONAL PAPER COMPANY

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER (AS HEREINAFTER DEFINED) IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 16, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SHOREWOOD PACKAGING CORPORATION (THE "COMPANY"), INTERNATIONAL PAPER COMPANY ("PARENT") AND INTERNATIONAL PAPER-37, INC. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS,
(II) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY, INCLUDING THE ASSOCIATED RIGHTS (THE "RIGHTS") TO PURCHASE PREFERRED STOCK (COLLECTIVELY, THE "SHARES"), WHICH REPRESENTS NOT LESS THAN FIFTY-ONE PERCENT OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES) AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, THE COMPETITION ACT (CANADA), THE INVESTMENT CANADA ACT AND ANY SIMILAR LEGAL REGIME IN ANY OTHER COUNTRY APPLICABLE TO SIGNIFICANT OPERATIONS OF PARENT OR ANY OF ITS SUBSIDIARIES OR THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

    THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

    CERTAIN STOCKHOLDERS OF THE COMPANY WHO IN THE AGGREGATE OWN APPROXIMATELY 17% OF THE SHARES OUTSTANDING (APPROXIMATELY 15% ON A FULLY DILUTED BASIS) HAVE AGREED, AMONG OTHER THINGS, TO TENDER PURSUANT TO THE OFFER, AND NOT TO WITHDRAW, THEIR SHARES.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

February 29, 2000

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary indicated thereon and either deliver the certificate(s) for such tendered Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 2 of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificate(s) for Shares is not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent or the Dealer Manager. Purchaser will not pay any fee or commission to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

SUMMARY TERM SHEET..........................................      1

INTRODUCTION................................................      5

THE TENDER OFFER............................................      7

1. Terms of the Offer.......................................      7

2. Procedure for Accepting the Offer and Tendering Shares...      9

3. Withdrawal Rights........................................     11

4. Acceptance for Payment and Payment for Shares............     12

5. Certain United States Federal Income Tax Consequences....     13

6. Price Range of Shares; Dividends.........................     13

7. Certain Information Concerning the Company...............     14

8. Certain Information Concerning Parent and Purchaser......     16

9. Source and Amount of Funds...............................     17

10. Background of the Offer and the Merger; Past Contacts or
  Negotiations with the Company.............................     17

11. The Merger Agreement; Stockholders Agreement; Employment
  Agreements................................................     20

12. Purpose of the Offer and the Merger; Plans for the
  Company...................................................     33

13. Certain Effects of the Offer............................     34

14. Dividends and Distributions.............................     35

15. Certain Conditions of the Offer.........................     35

16. Certain Legal Matters...................................     37

17. Fees and Expenses.......................................     40

18. Miscellaneous...........................................     40

Schedule I INFORMATION CONCERNING THE DIRECTORS AND
           EXECUTIVE OFFICERS OF PARENT AND PURCHASER.......    I-1

                               SUMMARY TERM SHEET

    International Paper-37, Inc. is offering to purchase all of the outstanding shares of common stock of Shorewood Packaging Corporation and the rights to purchase preferred stock associated with the shares for $21.00 per share in cash. The following are some of the questions that you, as a stockholder of Shorewood Packaging Corporation, may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is International Paper-37, Inc. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are a wholly owned subsidiary of International Paper Company, a New York corporation. See the "Introduction" and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to purchase all of the outstanding common stock of Shorewood Packaging Corporation and the rights to purchase preferred stock associated with such shares. See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $21.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    International Paper Company, our parent company, will provide us with sufficient funds from its own resources to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We anticipate that all of these funds will be obtained from the existing resources and internally generated funds of International Paper Company including short-term borrowings in the ordinary course of its business. The offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have already arranged for all of our funding to come from the existing resources and internally generated funds of International Paper Company including short-term borrowings in the ordinary course of its business. Additionally, the offer is not subject to any financing condition. See
Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Monday, March 27, 2000 to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 and Section 2.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer without Shorewood Packaging Corporation's consent in the following circumstances:

    - If any of the conditions to the offer, other than the condition that not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries) be validly tendered and not properly withdrawn, have not been satisfied or waived, we can extend the offer until such time as they are satisfied or waived;

    - We may extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law;

    - If all conditions to the offer, other than the condition that not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries) be validly tendered and not properly withdrawn, have been satisfied or waived, we may extend the offer for up to 30 business days (for all such extensions); or

    - If all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis have been validly tendered and not properly withdrawn, we may extend the offer for up to 20 business days (for all such extensions) but only if we pay for all shares that have been validly tendered and not properly withdrawn at the time of such extension. As permitted by the merger agreement, we intend to extend the offer for one or more periods if all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis have been validly tendered and not properly withdrawn. Such an extension pursuant to the merger agreement shall constitute a "subsequent offering period," which is an additional period of time, beginning after we have purchased shares tendered in the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

    In addition, we have agreed to extend the offer, if requested by Shorewood Packaging Corporation, in the following circumstances:

    - If at the expiration date of the offer any condition to the offer, other than (or in addition to) the condition that not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries) be validly tendered and not properly withdrawn, has not been waived or satisfied, we have agreed to extend the offer until the earlier of June 30, 2000 or the date upon which such unsatisfied condition shall not be reasonably capable of being satisfied; and

    - If at the expiration date of the offer all conditions to the offer, other than the condition that not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries) be validly tendered and not properly withdrawn, have been waived or satisfied we have agreed to extend the offer until the earlier of 10 business days after such expiration date or June 30, 2000.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C. (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration date of the offer represents not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries).

    - We are not obligated to purchase shares which are validly tendered if there is a material adverse change in Shorewood Packaging Corporation or its business or if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Competition Act (Canada), the Investment Canada Act or any similar legal regime in any other country applicable to significant operations of International Paper Company or any of its subsidiaries or Shorewood Packaging Corporation or any of its subsidiaries has not expired or been waived before we accept the shares which have been validly tendered.

    The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without Shorewood Packaging Corporation's consent other than the condition that not less than 51% of the outstanding shares of Shorewood Packaging Corporation on a fully diluted basis (excluding shares held by Shorewood Packaging Corporation or any of its subsidiaries) be validly tendered and not properly withdrawn. See Section 15.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by April 28, 2000 (or such later date as may apply if the offer is extended) to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1. See
Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3.

WHAT DOES SHOREWOOD PACKAGING CORPORATION'S BOARD OF DIRECTORS THINK OF THE
OFFER?

    We are making the offer pursuant to the merger agreement, which has been unanimously approved by the board of directors of Shorewood Packaging Corporation. The board of directors of Shorewood Packaging Corporation unanimously (1) determined that the offer, the merger and the merger agreement are advisable, fair to, and in the best interests of, its stockholders,
(2) approved the merger, the offer, the merger agreement and the other transactions contemplated by the merger agreement and (3) recommends that its stockholders accept the offer and tender their shares pursuant thereto and approve and adopt the merger agreement. See the "Introduction."

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. Stockholders who own shares representing approximately 17% of the outstanding common stock of Shorewood Packaging Corporation (approximately 15% after taking into consideration unexercised options and warrants and other securities convertible into common stock) have agreed to tender their shares in the offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SHOREWOOD PACKAGING CORPORATION CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger, and following the merger, Shorewood Packaging Corporation no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Shorewood Packaging Corporation common stock will no longer be eligible to be traded on the New York Stock Exchange or on any other securities exchange, there may not be a public trading market for Shorewood Packaging Corporation stock, and Shorewood Packaging Corporation may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHOREWOOD PACKAGING CORPORATION SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least 51% of the outstanding shares of Shorewood Packaging Corporation, we will be merged with and into Shorewood Packaging Corporation. If that merger takes place, International Paper Company will own all of the shares of Shorewood Packaging Corporation and all remaining stockholders of Shorewood Packaging Corporation (other than us and stockholders properly exercising dissenters' rights) will receive $21.00 per share in cash. See the "Introduction" and Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any rights of appraisal properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have appraisal rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Shorewood Packaging Corporation and the number of shares of Shorewood Packaging Corporation which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Shorewood Packaging Corporation common stock. Also, as described above, Shorewood Packaging Corporation may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On February 16, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the closing price of Shorewood Packaging Corporation common stock reported on the New York Stock Exchange was $18.875 per share. On February 28, 2000, the last trading day before we commenced the tender offer, the closing price of Shorewood Packaging Corporation common stock reported on the New York Stock Exchange was $20.8125 per share. We advise you to obtain a recent quotation for shares of Shorewood Packaging Corporation common stock in deciding whether to tender your shares. See
Section 6.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free) or Credit Suisse First Boston Corporation at (800) 881-8320 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent and Credit Suisse First Boston Corporation is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Shorewood Packaging Corporation:

                                  INTRODUCTION

    International Paper-37, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of International Paper Company, a New York corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Shorewood Packaging Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase preferred stock issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $21.00 per Share (the "Offer Price"), net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares which represents not less than fifty-one percent of the total issued and outstanding Shares on a fully diluted basis (excluding any Shares held by the Company or any of its subsidiaries) (the "Minimum Condition") and (ii) the expiration or termination of any and all waiting periods applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (Canada) (the "Competition Act"), the Investment Canada Act and any similar legal regime in any other country applicable to significant operations of Parent or any of its subsidiaries or the Company or any of its subsidiaries. The Offer is also subject to other terms and conditions. See
Section 15.

    For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights or securities convertible into shares of Common Stock, whether or not currently exercisable.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 16, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company immediately before the Effective Time, all of which will be cancelled, and other than Shares ("Dissenting Shares") with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL")) will be converted into and represent the right to receive the Offer Price, subject to any applicable withholding taxes, without interest. See
Section 11.

    The Board of Directors of the Company (the "Board") unanimously
(i) determined that the Offer, the Merger and the Merger Agreement are advisable, fair to and in the best interests of, the Company's stockholders,
(ii) approved the Merger, the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement and (iii) recommends that the Company's stockholders accept the Offer, and tender their Shares pursuant thereto and approve and adopt the Merger Agreement.

    A special committee of the Board (the "Special Committee") and the Board have received the written opinion of Greenhill & Co., LLC ("Greenhill"), and the Board has received the written opinion of Bear, Stearns & Co. Inc. ("Bear Stearns"), in each case stating that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinions of Greenhill and Bear Stearns, which set forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, are included as annexes to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinions carefully.

    The Company has represented to Parent that as of February 15, 2000, there were 27,375,771 Shares outstanding and there were options and warrants to acquire 3,859,466 Shares outstanding. Neither Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. Accordingly, the Minimum Condition will be satisfied if 15,929,971 Shares are tendered in the Offer. Holders of 4,652,145 Shares have agreed to tender their Shares in the Offer pursuant to the Stockholders Agreement. See Section 11.

    The Merger Agreement provides that, promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to any additional directors elected by Purchaser) and (ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser following the Offer bears to the total number of outstanding Shares, and the Company will take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors; PROVIDED, HOWEVER, that before the Effective Time, the Board will have at least two directors who are directors on February 16, 2000 and who are not officers of the Company. In addition, at such time, the Company will also use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than any such committee of the Board established to take action under the Merger Agreement and (ii) each board of directors of each subsidiary of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. See Section 11. The designation of directors by Parent is subject to compliance with the requirements of
Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In connection with the Offer and the Merger, the Board has approved an amendment to the Company's Rights Agreement to assure that the Rights are not exercisable as a result of the Offer or the Merger.

    The information contained herein concerning or attributed to the Company has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 27, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 (collectively, the "Offer Conditions"). Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer other than the Minimum Condition. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    Under the terms of the Merger Agreement, neither Parent nor Purchaser may, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions, (iv) except as provided in the Merger Agreement or as required by any rule, regulation, interpretation or position of the SEC, change the Expiration Date or (v) otherwise amend any term of the Offer in a manner adverse to the holders of Shares. In addition, Purchaser may not, without the prior written consent of the Company, waive or amend the Minimum Condition.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or any subsequent Expiration Date), any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all the Offer Conditions (other than the Minimum Condition) are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed thirty (30) business days (for all such extensions); or (iv) if all of the Offer Conditions are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the number of then-outstanding Shares on a fully diluted basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions), PROVIDED that, in the case of an extension pursuant to clause (iv), Purchaser must accept and promptly pay for all securities tendered prior to the date of such extension and otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. Such an extension pursuant to clause (iv) will constitute a Subsequent Offering Period (as defined below).

    Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three (3) business days to twenty (20) business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

    Purchaser intends to include a Subsequent Offering Period in the event that all the Offer Conditions have been satisfied or waived but less than 90% of the outstanding Shares on a fully diluted basis have been validly tendered and not properly withdrawn as of the Expiration Date. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

    Parent and Purchaser have also agreed that Purchaser shall from time to time extend the Offer, if requested by the Company, (i) if at the initial Expiration Date (or any subsequent Expiration Date), any of the Offer Conditions other than (or in addition to) the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) the earlier of June 30, 2000 or such earlier date upon which any such condition (other than the Minimum Condition) shall not be reasonably capable of being satisfied prior to June 30, 2000; or (ii) if at the initial Expiration Date (or any subsequent Expiration Date), all of the Offer Conditions other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten (10) business days after such Expiration Date or June 30, 2000.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the Offer Conditions have not been satisfied and (ii) to waive any Offer Condition (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 or Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn on or after April 28, 2000 (or such later date as may apply if the Offer is extended).

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date or during a Subsequent Offering Period.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2),
(ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If Purchaser has accepted for payment and paid for all Shares tendered prior to the Expiration Date but Purchaser has not reached 90% on a fully diluted basis, Purchaser intends to extend the Offer for an aggregate period not to exceed twenty (20) business days which period shall constitute a "Subsequent Offering Period." See Section 1. During the Subsequent Offering Period, Purchaser will accept for payment and promptly pay for all Shares validly tendered. The procedures for tendering Shares and guaranteed delivery set forth in Section 2 will apply during the Subsequent Offering Period.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions, provided they properly establish their status when required to do so by completing and providing the appropriate IRS forms. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by properly completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, to a stockholder who is related to Purchaser for purposes of
Section 302 of the Internal Revenue Code or to a stockholder who is not a United States person or who is otherwise subject to special tax treatment under the Internal Revenue Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions). For these purposes, a United States person means a person who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the foregoing discussion does not address the tax treatment of holders of options to acquire Shares.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

    The Company's Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "SWD" and, prior to January 28, 1998, the Company's Common Stock was traded in the over-the-counter market on the Nasdaq National Market System under the symbol "SHOR." The following table sets forth, for the fiscal periods indicated, the high and low sales prices for the Common Stock on the NYSE and the Nasdaq National Market System with respect to periods occurring in fiscal years 1998, 1999 and 2000 as reported by published financial sources. The Company has not paid any cash dividends on its Common Stock during either of its two most recent fiscal years, and the Merger Agreement prohibits the Company from declaring or paying any cash dividends prior to the earlier of the termination of the Merger Agreement or the Offer Completion Date.

FISCAL YEAR                                                     HIGH       LOW
-----------                                                   --------   --------
FISCAL 1998
First Quarter...............................................   $15.33     $11.92
Second Quarter..............................................   $17.67     $12.92
Third Quarter...............................................   $18.58     $15.17
Fourth Quarter..............................................   $18.92     $15.75
FISCAL 1999
First Quarter...............................................   $16.19     $13.00
Second Quarter..............................................   $16.38     $12.13
Third Quarter...............................................   $20.63     $13.13
Fourth Quarter..............................................   $19.94     $16.56
FISCAL 2000
First Quarter...............................................   $20.00     $17.00
Second Quarter..............................................   $17.94     $12.38
Third Quarter...............................................   $19.25     $11.75
Fourth Quarter (through February 28, 2000)..................   $21.00     $14.00

    The Rights trade together with the Common Stock. On February 16, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE was $18.875. On February 28, 2000, the last full trading day before the commencement of the Offer, the closing price per Share reported on the NYSE was $20.8125. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

    GENERAL. The Company is a Delaware corporation with its principal executive offices located at 277 Park Avenue, New York, New York 10172 where its telephone number is (212) 371-1500. The Company produces high quality specialized packaging, principally folding cartons and set up boxes, for its customers in the United States, Canada and China that require sophisticated precision graphic packaging for their products, including customers in the music and home entertainment industries, the tobacco industry, the software industry, the personal care, cosmetic and toiletries industries and in consumer markets such as the food, liquor, film, hosiery, consumer electronics and pharmaceutical industries.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 1, 1999 and for the quarters ended October 30, 1999 and October 31, 1998, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999 and October 31, 1998, which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                        SHOREWOOD PACKAGING CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In millions, except per share amounts)

                                                        26 WEEK PERIOD ENDED           52 WEEK PERIOD ENDED
                                                      -------------------------   ------------------------------
                                                      OCTOBER 30,   OCTOBER 31,    MAY 1,     MAY 2,     MAY 3,
                                                         1999          1998         1999       1998     1997(1)
                                                      -----------   -----------   --------   --------   --------
                                                      (UNAUDITED)   (UNAUDITED)
Income Statement Data (2):
Net sales...........................................     $309.0        $260.7      $552.2     $415.4     $425.3
Earnings from continuing operations.................       36.1          31.6        57.1       49.2       48.2
Earnings from continuing operations before
  extraordinary item and cumulative effect of a
  change in accounting principle....................       28.1          27.4        34.3       26.3       24.9
Net earnings........................................       19.3          13.4        31.0       26.3       23.4

Per Share Data:

Basic Earnings Per Share Information:
Earnings from continuing operations before
  extraordinary item and cumulative effect of a
  change in accounting principle per common share...     $  .71        $  .63      $ 1.28     $  .97     $  .91
Net earnings per common share.......................        .71           .51        1.16        .97        .85

Diluted Earnings Per Share Information:
Earnings from continuing operations before
  extraordinary item and cumulative effect of a
  change in accounting principle per common share...     $  .69        $  .62      $ 1.25     $  .95     $  .89
Net earnings per common share.......................        .69           .49        1.13        .95        .83
Weighted average number of common shares............       27.1          26.5        26.8       27.1       27.4
Weighted average number of common shares, assuming
  dilution..........................................       27.9          27.1        27.6       27.7       28.1

Balance Sheet Data:
Current assets......................................     $152.5        $134.7      $123.9     $ 95.8     $ 94.5
Net property, plant and equipment...................      247.2         244.9       243.4      200.3      156.2
Total assets........................................      561.5         502.1       515.5      326.0      277.9
Current liabilities.................................      101.7          98.1       100.4       64.9       52.9
Long-term debt excluding current maturities.........      261.8         258.8       227.7      126.4      106.9
Stockholders' equity................................      156.8         120.6       146.5      109.8       96.4

------------------------
(1) 53 week period.

(2) The operations of the Company's transportation business have been reflected as discontinued operations for the period ended May 3, 1997, and for all prior periods.

    OTHER FINANCIAL INFORMATION. During the course of discussions between Parent and the Company, the Company provided Parent with certain projections, set forth below, showing estimated sales, net income and earnings per share for the Company for the fiscal years ending 2001, 2002, 2003 and 2004.

FISCAL YEAR ENDING                                  2001       2002       2003       2004
------------------                                --------   --------   --------   --------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales...........................................   $ 648      $ 695      $ 745      $ 798
Net Income......................................   $  43      $  49      $  56      $  63
Earnings Per Share..............................   $1.54      $1.74      $1.99      $2.27

    The Company also informed Parent that the Company expected its revenues for its third quarter ended January 31, 2000 to be approximately $134 million compared to the $141 million reported for the comparable period last year. The Company also stated that its operating and net earnings would be lower than those reported in the comparable period last year.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the SEC's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

    GENERAL. Parent is a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, with its principal offices located at Two Manhattanville Road, Purchase, New York 10577. The telephone number of Parent is (914) 397-1500. Parent is a global paper and forest products company that produces printing and writing papers, pulp, tissue, paperboard and packaging and wood products. It also manufactures specialty chemicals and specialty panels and laminated products. Parent's primary markets and manufacturing and distribution operations are in the United States, Europe and the Pacific Rim.

    Parent distributes printing, packaging, graphic arts and industrial supply products, primarily manufactured by other companies, through over 250 distribution branches located primarily in the United States, and also engages in oil and gas and real estate activities in the United States. Parent has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

    Purchaser is a Delaware corporation with its principal offices located at Two Manhattanville Road, Purchase, New York 10577. The telephone number of Purchaser is (914) 397-1500. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in
Schedule I hereto.

    Except as described in this Offer to Purchase, (1) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and
(2) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Stockholders Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Parent is the principal supplier of solid bleached sulfate ("SBS") board to the Company. The Company purchased approximately 68,800 tons of SBS board from Parent during the calendar year ended December 31, 1999 for an aggregate price of approximately $62,700,000. Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately
$655,939,977 million. Purchaser will obtain such funds from Parent who will obtain such funds from internally generated funds including short-term borrowings in the ordinary course of its business. The Offer is not conditioned on any financing arrangements.

10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    Prior to November 1999, executives of Parent were familiar with the business and operations of the Company because the Company was a significant customer of Parent and its subsidiaries and because Parent and its subsidiaries, on the one hand, and the Company and its subsidiaries, on the other, were in certain overlapping markets and shared certain customers.

    On November 18, 1999, the Company issued a press release disclosing that it had made a proposal to acquire Chesapeake Corporation ("Chesapeake") and that it had received a counterproposal from Chesapeake pursuant to which Chesapeake offered to purchase the Company at a price of $16.50 per Share in cash, which counterproposal the Company rejected. Shortly thereafter, executives of Parent began exploring the possibility of a business combination with the Company. During the week of November 22, 1999, Mr. David W. Oskin, an executive vice president of Parent, contacted Mr. Marc P. Shore, Chairman of the Board and Chief Executive Officer of the Company, to express an interest in a possible combination of the Company and Parent, as an alternative to the offer made by Chesapeake. Mr. Shore returned the telephone call the following week and expressed a willingness to meet with representatives of Parent.

    Parent has an ongoing relationship with Credit Suisse First Boston whereby Credit Suisse First Boston provides Parent with certain financial advisory services. Representatives of Parent first discussed the possible acquisition of the Company with Credit Suisse First Boston on November 18, 1999.

    On November 30, 1999, Chesapeake filed a Schedule 13D with the SEC disclosing that, on November 26, 1999, it entered into a stock purchase agreement to purchase 4,106,440 Shares, or approximately 14.9% of the outstanding Shares, from clients of Ariel Capital Management, Inc. for $17.25 per Share. On December 3, 1999, Chesapeake, through its wholly owned subsidiary, Sheffield, Inc. ("Sheffield"), commenced a tender offer to purchase the Company at a price of $17.25 per Share in cash (the "Chesapeake Offer").

    In the Schedule 14D-1 filed by Chesapeake with respect to the Chesapeake Offer (the "Chesapeake Schedule 14D-1"), Chesapeake indicated that the purpose of the Chesapeake Offer was to facilitate the acquisition of a majority of the outstanding Shares as a first step in the acquisition of the Company. Chesapeake also disclosed in the Chesapeake Schedule 14D-1 that it was seeking to enter into negotiations with the Company with respect to a merger with Sheffield (the "Proposed Chesapeake Merger"), which it intended to consummate as soon as practicable after consummation of the Chesapeake Offer or in lieu of the Chesapeake Offer. According to the Chesapeake Schedule 14D-1, upon consummation of the Proposed Chesapeake Merger, each then outstanding Share (other than Shares held (1) by Sheffield or any other directly or indirectly owned subsidiary of Chesapeake, (2) in the Company's treasury and (3) by stockholders who properly exercised appraisal rights under the DGCL) would be converted into the right to receive in cash and the price per Share paid by Sheffield pursuant to the Chesapeake Offer. Chesapeake indicated in the Chesapeake Schedule 14D-1 that it was willing to enter into negotiations with the Company's Board of Directors regarding the possibility of increasing its offer price after appropriate due diligence and access to the Company's business plan.

    In connection with the Chesapeake Offer, Chesapeake also filed a preliminary consent solicitation statement (the "Consent Solicitation Statement") with the SEC to, among other things, remove the current members of the Company's Board of Directors and replace them with Chesapeake's nominees and to repeal each provision of the Company's bylaws or amendments thereto adopted subsequent to November 22, 1999 (which date was later changed by Chesapeake to January 5,
2000).

    In addition, on December 3, 1999, Chesapeake and Sheffield commenced a lawsuit in the Delaware Court of Chancery (the "Court of Chancery") against the Company and each of the members of the Company's Board of Directors seeking, among other things, (i) an order declaring that the Company's Board of Directors breached its fiduciary duties by adopting certain amendments to the Company's bylaws, (ii) an order declaring that failure to redeem the Rights, or to render the Rights inapplicable to the Chesapeake Offer and the Proposed Chesapeake Merger, or to approve the Chesapeake Offer and the Proposed Chesapeake Merger would constitute a breach of the Company's Board of Directors' fiduciary duties under Delaware law, and (iii) an order compelling the Company's Board of Directors to approve the Chesapeake Offer and the Proposed Chesapeake Merger for purposes of Section 203 of the DGCL. Also on December 3, 1999, Chesapeake and Sheffield commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Sheffield have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act, and any other federal securities laws, rules or regulations deemed applicable to the Chesapeake Offer and the Consent Solicitation Statement.

    On December 7, 1999, Mr. Oskin, Mr. C. Cato Ealy, Vice President-Business Development and Planning of Parent, Mr. James Kennedy, an executive of Parent, and representatives of Credit Suisse First Boston met with Mr. Shore and Mr. Timothy O'Donnell, a director of the Company and the President of Jefferson Capital Group, Ltd., one of the Company's financial advisors, at the Company's offices to discuss the Company's situation and the possibility of a transaction involving Parent and the Company.

    On December 10, 1999, the Company and Parent entered into a Confidentiality Agreement in which Parent agreed, among other things, to keep information it obtained from the Company confidential, to refrain from soliciting employees of the Company, and not to make an unsolicited offer to acquire the Company. The next day, representatives of Parent and the Company discussed the Company's business plan and the possible synergies that would result from a combination of Parent and the Company during meetings at Parent's offices. At the December 14, 1999 meeting of the Parent's Board of Directors, the directors were apprised of the status of discussions with the Company but no recommendation was made to the Board of Directors and no action was taken.

    On December 15, 1999, the Company filed an answer and counterclaim to Chesapeake's complaint in the Court of Chancery and to Chesapeake's complaint in the United States District Court for the District of Delaware.

    On December 21, 1999, Mr. Oskin met with Mr. Shore to discuss a possible business combination. During their meeting, Mr. Shore informed Mr. Oskin that the Company was in the process of reviewing strategic alternatives to enhance stockholder value. Mr. Oskin then indicated that Parent would consider acquiring the Company at a price of $20.00 per Share, a price which Mr. Shore indicated was not, in his view, sufficiently preemptive to cause the Company to suspend its exploration of strategic alternatives. On December 22 and 23, 1999, Mr. Ealy and Mr. O'Donnell had several further discussions relating to Parent's interest in the Company and the methodology used by Parent to reach its indication of value. During a December 29, 1999 conference call with representatives of the Company, representatives of Parent reiterated the $20.00 per Share indication of value, which the Company again indicated was not sufficiently preemptive.

    On January 8, 2000, Mr. Oskin and Mr. Shore met and further discussed Parent's previous indication of value with respect to the Company. Throughout January 2000, the Company and Parent had intermittent conversations to discuss ongoing developments although there were no revised proposals during this time period. During this period, the Chesapeake Offer remained outstanding and the Company and Chesapeake pursued the Delaware court litigation.

    Prior to February 1, 2000, the Company hired Greenhill & Co., LLC ("Greenhill") to act as financial advisor to the Special Committee of the Company's Board of Directors. On February 1, representatives of Greenhill and Mr. Shore met with Mr. Ealy, Mr. Oskin and representatives of Credit Suisse First Boston at Parent's offices. During that meeting, representatives of Greenhill informed Parent that the Company's Board of Directors would be meeting on February 8 and would be considering alternatives at such time.

    On February 7, 2000, the Chancery Court issued its decision in the Chesapeake litigation holding in favor of Chesapeake on the major issues. On February 8, 2000, Chesapeake requested that the Company set a record date for the Consent Solicitation Statement.

    Also on February 8, 2000, Parent's Board of Directors held a telephonic meeting and authorized Parent's management to proceed with an offer to acquire the Company for not more than $21.00 per Share. In the course of the Board meeting, several members of Parent's Board stressed the importance of ensuring that Parent and the Company had access, following an acquisition of the Company, to the services of Mr. Shore and other members of the Company's management. That afternoon, Mr. Oskin called representatives of Greenhill and informed them that Parent's valuation of the Company had not changed since December and that Parent was willing to pay a price of $20.50 per Share provided that the Company would agree to a termination fee equal to $1.00 per Share which would be payable to Parent if the Merger Agreement was terminated under certain circumstances.
Mr. Oskin informed representatives of Greenhill that Parent was still considering whether it would prefer to pay the consideration all in cash or part in cash and part in Parent stock. Mr. Oskin informed representatives of the Company that, if Parent's indication of value was acceptable to the Company, Parent would promptly meet with rating agencies to discuss the possibility of an all-cash offer to acquire the Company.

    A representative of Greenhill contacted a representative of Credit Suisse First Boston on February 9, 2000 to discuss certain conditions and issues that, in the Company's view, would need to be resolved in order for the Company to proceed with a transaction with Parent. Representatives of the Company, Credit Suisse First Boston and Greenhill discussed those conditions, which included the Company's request for some improvement in the proposed price per Share, for consideration consisting solely of cash and for a reduction in the proposed termination fee. On February 10, 2000, following meetings with Moody's Investors Services, Inc. and Standard & Poor's Ratings Group, Parent made an internal decision that it would agree to an all-cash offer.

    Parent, Parent's counsel, the Company, the Company's counsel and representatives of Greenhill and Credit Suisse First Boston met on February 12, 2000, at Parent's headquarters to discuss the terms of a possible transaction between the Company and Parent. During this meeting, Parent indicated to the Company that, on the express condition that it receive a termination fee and expense reimbursement totaling $28 million, it would be willing to increase its previous indication of value of $20.50 per Share and, subject to the negotiation of the definitive form of the Merger Agreement and related agreements, including employment and non-competition agreements with Mr. Shore and Mr. Howard Liebman, President and Chief Financial Officer of the Company, Parent would be prepared to acquire all of the outstanding Shares for $21.00 per Share in cash through a tender offer for all of the Shares followed by a second-step merger. They agreed, over the next several days, to commence negotiation of a definitive Merger Agreement and to begin discussion of the terms on which Mr. Shore and Mr. Liebman would agree to work for the Company following its acquisition by Parent.

    On February 13, 2000, Parent's legal counsel distributed the first draft of the Merger Agreement to Company's legal counsel. In the days that followed, representatives of Parent and representatives of the Company spoke on several occasions and continued negotiating the terms of the Merger Agreement as well as the Stockholders Agreement and the employment and non-competition agreements for Mr. Shore and Mr. Liebman.

    During the afternoon of February 16, 2000, the Board of Directors of the Company met to consider the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby. Following that meeting, Parent was informed that the Company's Board of Directors had unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger were advisable, fair to, and in the best interest of, the holders of Shares and unanimously resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto and approve and adopt the Merger Agreement.

    The night of February 16, 2000, Parent, Purchaser and the Company executed and delivered the Merger Agreement and Parent, Purchaser and certain stockholders of the Company executed and delivered the Stockholders Agreement. In addition, Parent, Mr. Shore and Mr. Liebman executed and delivered documentation relating to their employment following the closing of the Offer. On February 17, 2000, prior to the opening of trading on the NYSE, each of Parent and the Company issued a press release announcing the execution of the Merger Agreement.

    A copy of the press release issued by Parent is filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. Later that day, Chesapeake issued a press release announcing that it would permit the Chesapeake Offer to expire at midnight, New York City time, on February 18, 2000 in accordance with its terms. Chesapeake also announced that it was withdrawing its request that the Company's Board of Directors set a record date in connection with the Consent Solicitation Statement. On February 29, 2000, Purchaser commenced the Offer.

11. THE MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; EMPLOYMENT AGREEMENTS.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement contemplates the commencement of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions. For a description of the Offer Conditions, see Section 15.

    Under the terms of the Merger Agreement, neither Parent nor Purchaser may, without the prior written consent of the Company, (i) decrease the Offer Price,
(ii) decrease the number of Shares sought in the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) except as provided in the Merger Agreement or required by any rule, regulation, interpretation or position of the SEC, change the Expiration Date (as defined in the Merger Agreement), or
(vi) otherwise amend any term of the Offer in a manner adverse to the holders of Shares. In addition, Purchaser may not, without the prior written consent of the Company, waive or amend the Minimum Condition.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or any subsequent Expiration Date), any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived, until such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; (iii) if all the Offer Conditions (other than the Minimum Condition) are satisfied or waived, but the Minimum Condition has not been satisfied, for one or more periods not to exceed thirty (30) business days (for all such extensions); or (iv) if all of the Offer Conditions are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the number of then outstanding Shares on a fully diluted basis, for a period not to exceed twenty (20) business days (for all such extensions), PROVIDED that, in the case of an extension pursuant to clause (iv), Purchaser must accept and promptly pay for all securities tendered prior to the date of such extension and otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension. Such an extension pursuant to clause (iv) would constitute a Subsequent Offering Period. See Section 1.

    In addition, Parent and Purchaser have agreed that Purchaser will from time to time extend the Offer, if requested by the Company, (i) if at the initial Expiration Date (or any subsequent Expiration Date), any of the Offer

Conditions other than (or in addition to) the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) the earlier of June 30, 2000 or such earlier date upon which any such condition (other than the Minimum Condition) shall not be reasonably capable of being satisfied prior to June 30, 2000; or (ii) if at the initial Expiration Date (or any subsequent Expiration Date), all of the Offer Conditions other than the Minimum Condition shall have been waived or satisfied and the Minimum Condition shall not have been satisfied, until the earlier of ten (10) business days after such expiration date or June 30, 2000.

    DIRECTORS. The Merger Agreement provides that promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors by Purchaser) and
(ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser (including Shares paid for pursuant to the Offer), upon such acceptance for payment, bears to the total number of Shares outstanding, and the Company has agreed to take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than any committee established to take action under the Merger Agreement and (ii) each board of directors of each subsidiary of the Company, and each committee thereof, that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, until the Effective Time the Board must have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Continuing Directors"). The Company's obligations to appoint Purchaser's designees to the Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    Following the election or appointment of Purchaser's designees and until the Effective Time, the approval of the Continuing Directors is required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board, any amendment of the certificate of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser, any waiver of compliance with any of the agreements or conditions in the Merger Agreement for the benefit of the Company and any material transaction with Parent, Purchaser or any affiliate thereof.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the Effective Time Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation and a direct wholly owned subsidiary of Parent.

    CONDITIONS TO THE MERGER. The obligation of Purchaser to effect the Merger is subject to the satisfaction or waiver of the following conditions:
(i) Purchaser shall have completed the purchase of the Shares pursuant to the Offer, (ii) the Merger Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the Merger shall have been entered, enacted, promulgated or enforced by any court or other governmental entity which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn prior to the Effective Time, and the Company and Parent have agreed to use all reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time and
(iv) all consents of any governmental entity required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained, other than where the failure to obtain such consents will not have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

    CONVERSION OF SHARES. At the Effective Time and without any action on the part of the holder thereof (i) each issued and outstanding Share (other than Shares that are held by stockholders properly exercising dissenters' rights under the DGCL and Shares to be cancelled pursuant to clause (iii) below) will convert into the right to receive the Offer Price in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share, (ii) each issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, and (iii) each Share issued and held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company immediately before the Effective Time, will be cancelled and retired without payment of any consideration therefor.

    If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Shares occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Offer Price and any other amounts payable pursuant to the Merger Agreement shall be appropriately adjusted.

    TREATMENT OF OPTIONS AND STOCK UNITS. The Company has agreed to take, prior to the initial Expiration Date, all actions necessary and appropriate to provide that at the Effective Time, each outstanding option to purchase Shares or other similar interest (collectively, the "Options") granted under any of the Company's stock option plans or under any other plan or arrangement (the "Option Plans") and outstanding warrant to purchase Shares (the "Warrants"), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each holder of such Option or Warrant shall receive an amount in cash in respect thereof, if any, equal to the product of (i) the excess, if any, of the Offer Price over the per share exercise price thereof and (ii) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The Company has agreed to take, prior to the initial Expiration Date, all actions necessary and appropriate to provide that at the Effective Time, each outstanding stock unit granted pursuant to the Company's Incentive Program for Canadian Employees shall become vested and shall be cancelled, and in exchange therefor, each holder thereof shall be entitled to receive the Offer Price (such payment to be net of applicable withholding taxes). The Company has agreed to use its reasonable best efforts to obtain all necessary waivers, consents or releases from holders of Options, Warrants and stock units and has agreed to take any action as may be reasonably necessary give effect to, and to accomplish such transactions.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, if required by applicable law to consummate the Merger, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the date on which Purchaser completes the purchase of shares of Common Stock pursuant to the Offer (the "Offer Completion Date") to vote on the Merger Agreement. Subject to its fiduciary duties under applicable law, the Board has agreed to include in the proxy statement relating to the Merger Agreement and the Merger its recommendation that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the Merger. Parent and Purchaser and any of their respective subsidiaries have agreed to vote, or cause to be voted, all Shares owned by them in favor of the Merger Agreement at the meeting. If Purchaser acquires at least a majority of the outstanding Shares in the Offer, it will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company is not required to take the foregoing actions if Parent or Purchaser may consummate the Merger without the vote or approval of the Company's stockholders in accordance with the short term merger provisions of Section 253 of the DGCL.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things: its existence, good standing and corporate authority; the authorization, validity and effect of agreements; capitalization; subsidiaries; other interests; no conflicts; required filings and consents; compliance with law; SEC filings; financial statements and undisclosed liabilities; absence of certain changes; material contracts; litigation; taxes; employee benefit plans; labor and employment matters; brokers; properties; environmental laws; related party transactions; intellectual property; the inapplicability of state takeover laws; product liability; opinions of financial advisors; the Rights Agreement; and accuracy of certain disclosure.

    Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the capitalized term "Company Material Adverse Effect" means a material adverse effect on
(i) the
business, properties, operations results of operations or condition (financial or otherwise) of (x) the Company and the Company's subsidiaries taken as a whole or (y), for purposes of the representations and warranties section only, any one of the Company's plants; or (ii) the ability of the Company to perform its obligations under the Merger Agreement; PROVIDED, HOWEVER, none of the following are deemed, either alone or in combination, to constitute a "Company Material Adverse Effect": (i) a change in the market price or trading volume of Common Stock, (ii) any adverse change, event or effect that is caused by conditions affecting the economy of the United States generally or the economy of any nation or region in which the Company or any of its subsidiaries conducts business that is material to the business of such entity and its subsidiaries, taken as a whole or (iii) the Company's disclosure that its revenues and earnings for its third quarter ended January 31, 2000 would be less than previously anticipated.

    Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things: their existence, good standing and corporate authority; the authorization, validity and effect of agreements; no conflicts; required filings and consents; brokers; accuracy of certain disclosure; the prior activities of Purchaser; and their ability to finance the transactions contemplated by the Merger Agreement.

    None of the representations and warranties made by Parent and Purchaser in the Merger Agreement survive the Effective Time and none of the Company's representations and warranties survive the Offer Completion Date.

    COVENANTS. The Merger Agreement contains various customary covenants of the parties. A description of these covenants follows.

    INTERIM OPERATIONS. The Company has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Offer Completion Date, unless Parent shall otherwise agree in writing or as set forth in Section 5.1 of the disclosure letter delivered prior to the execution of the Merger Agreement to Parent, (the "Company Disclosure Letter") or as contemplated by the Merger Agreement, it will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

    The Merger Agreement provides that, except as contemplated thereby or as required by applicable law or rule of any stock exchange or over-the-counter market, neither the Company nor any of its subsidiaries can, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Offer Completion Date, and except as set forth in Section 5.1 of the Company Disclosure Letter, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

        (a) Amend or otherwise change its certificate of incorporation or by-laws, or amend the Rights Agreement or reduce the Rights issued thereunder;

        (b) Issue, sell, pledge, dispose of or encumber or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Common Stock issuable pursuant to Options under the Option Plans, which options were outstanding on the date of the Merger Agreement); PROVIDED that the occurrence of a separation of the Rights under the Rights Agreement, and the related issuance of shares of Common Stock to the Company's stockholders thereunder shall not be deemed a breach of the Merger Agreement to the extent that (i) the occurrence of such separation occurred as a result of an unsolicited acquisition of Common Stock by a third party, and (ii) such acquisition did not occur as a result of the Company breaching its covenants discussed under "No Solicitation" below;

        (c) Sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice,
    (ii) dispositions of obsolete or worthless assets and (iii) sales of assets not in excess of $1,000,000 in the aggregate);

        (d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent,
    (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date of the Merger Agreement or expressly permitted under the Merger Agreement, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

        (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money, except in the ordinary course of business or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, make any loans or advances, except in the ordinary course of business consistent with past practice; or (iii) commit to make any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $7,000,000; provided that the Company will consult with Parent with respect to any such commitment in excess of $1,000,000; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited in this paragraph;

        (f) Except as set forth in the Company Disclosure Letter, increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries (who are not directors or executive officers of the Company) in accordance with past practices, or grant any severance or termination pay (except payments required to be made under obligations existing on the date of the Merger Agreement in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any employee of the Company or any of its subsidiaries, except for agreements with new employees entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $150,000, or establish, adopt, enter into or amend any collective bargaining agreement, Plan (as defined in the Merger Agreement), trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Plan, trust, fund, policy or arrangement;

        (g) Take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in generally accepted accounting principles or SEC position occurring after the date of the Merger Agreement;

        (h) Except in the ordinary course of business, make any tax election or settle or compromise any material United States federal, state, local or non-United States tax liability;

        (i) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company's SEC filings or incurred in the ordinary course of business and consistent with past practice; or

        (j) Take, or agree in writing or otherwise to take, any of the aforementioned actions, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under the Merger Agreement.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed to not, directly or indirectly, or through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, and to not permit any such officer, director, employee, representative or agent to, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Upon the execution of the Merger Agreement, the Company agreed to immediately cease any discussions or negotiations with any person, entity or group (other than Parent or any of its affiliates or representatives) concerning any such transaction or any Acquisition Proposal that were continuing on the date of the Merger Agreement and agreed to seek to have returned to the Company any confidential information that had been provided in any such discussions or negotiations. The foregoing will not prevent the Board from (i) furnishing information to a third person which has made a BONA FIDE Acquisition Proposal that the Board reasonably determines is likely to lead to a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, PROVIDED THAT, with respect to any person that was not party to a confidentiality agreement with the Company as of the date of the Merger Agreement, such person has executed an agreement with confidentiality, standstill and other provisions substantially similar to those then in effect between the Company and Parent, or
(ii) subject to compliance with the other terms of this provision, considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of the Merger Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer and (y) the Board determines in good faith (based on the advice of its financial advisor and counsel) that it is required to take such actions in order to discharge properly its fiduciary duties. The term "Superior Proposal" is defined in the Merger Agreement to mean any proposal made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, if, and only if, the Board reasonably determines (after consultation with its financial advisor and counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated by the Merger Agreement taking into account at the time of determination any changes to the terms of the Merger Agreement which as of that time had been proposed by Parent and (ii) that the person or entity making such Acquisition Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

    The Company has agreed to notify Parent promptly upon receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in this section. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

    Except as provided in the following sentence, the Company has agreed that neither it nor the Board will withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser, or fail at Parent's request to reaffirm the approval by such Board of the Merger Agreement, the Offer or the Merger or the favorable recommendation of the Board with respect thereto. The foregoing notwithstanding, in the event that, after the Company has received a BONA FIDE Acquisition Proposal not solicited in violation of the Merger Agreement, the Board determines (based on the advice of its counsel), prior to the consummation (or, if the Offer is consummated and extended, the initial consummation) of the Offer, that it is required to do so in order to discharge properly its fiduciary duties, the Board may (x) withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger and disclose to the Company's stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or otherwise make disclosure to them, or (y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; PROVIDED, HOWEVER, that in no event may the Board take either such action earlier than the second full business day following Parent's receipt of written notice of the intention of the Board to do so.

    The Company and the Board have agreed not to (i) redeem the Rights under the Rights Agreement, or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or (ii) enter into any agreement with respect to, or otherwise approve or recommend to stockholders, or publicly propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless the Merger Agreement has been terminated in accordance with its terms. In addition, the Company has agreed to not release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification substantially to the same effect as those set forth in the certificate of incorporation and the by-laws of the Company on the date of the Merger Agreement, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law.

    In addition, Parent has agreed to cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's certificate of incorporation or by-laws, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six (6) years after the date of the Merger Agreement.

    In addition, Parent has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the policy existing on the date of the Merger Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of one and one-half of the annual premium currently paid by the Company for such insurance, but in such case will purchase as much such coverage as possible for such amount.

    The Merger Agreement provides that these indemnification and insurance provisions will survive the consummation of the Merger at the Effective Time and are intended to benefit the Company, the Surviving Corporation and the Indemnified Parties and will be binding on all successors and assigns of the Surviving Corporation and enforceable by the Indemnified Parties.

    EMPLOYEE BENEFITS. For the one-year period following the Effective Time, Parent has agreed to provide, or cause the Surviving Corporation and its subsidiaries and successors to provide, those persons who, immediately prior to the Effective Time, were employees of the Company and its subsidiaries and who continue in such employment ("Continuing Employees"), with benefits and compensation that are substantially comparable, in the aggregate, to the compensation and benefits provided to such employees as of the date of the Merger Agreement; PROVIDED, that such agreement will not restrict Parent or the Surviving Corporation from terminating the employment of any such employees in accordance with applicable laws and contractual rights, if any, of such employees.

    Except with respect to accruals under any defined benefit pension plan, Parent has agreed to, or to cause the Surviving Corporation and its subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation for such Continuing Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company for similar purposes immediately prior to the Effective Time. Parent has agreed to, or to cause the Surviving Corporation and its subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

    For purposes of the Plans, the Offer Completion Date will constitute a "Change in Control" of the Company (as such term or similar term is defined in an applicable Plan). The Parent has agreed to (i) cause the Surviving Corporation after the Offer Completion Date to pay all amounts provided under all Plans in accordance with their terms and (ii) honor and cause the Surviving Corporation to honor all rights, privileges and modifications to or with respect to any such Plans which become effective as a result of such Change in Control.

    FINANCIAL INFORMATION. The Company has agreed to deliver to Parent, as soon as reasonably practicable such financial information as Parent may request to the extent such financial information is regularly prepared by the Company for the Board or for management.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

        (a) by mutual written consent of Parent and the Company; or

        (b) by either Parent or the Company if the initial consummation of the Offer does not occur on or prior to June 30, 2000; PROVIDED, HOWEVER, that the right to terminate under this clause is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date; or

        (c) by either Parent or the Company if, as the result of the failure of any of the Offer Conditions, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any of the Offer Conditions shall be a basis for termination of the Merger Agreement under any other termination provision, a termination pursuant to this clause shall be deemed a termination under such other provision; or

        (d) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (e) by Parent, if, whether or not permitted to do so by the Merger Agreement, the Board or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of the Offer, the Merger Agreement or the Merger in a manner adverse to Parent, (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any public position or make any disclosures to the Company's stockholders, whether or not permitted pursuant to the Merger Agreement, which has the effect of any of the foregoing; or

        (f) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement shall be untrue when made, if such failure to be true and correct, individually or in the aggregate, is reasonably likely to cause the failure of the condition to the Offer discussed under clause 3(e) of Section 15 of this Offer to Purchase ("Certain Conditions of the Offer"); PROVIDED that, if such failure is curable prior to the initial Expiration Date (or any subsequent Expiration Date) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate the Merger Agreement under this clause until such initial Expiration Date (or subsequent Expiration Date); or

        (g) by Parent or the Company, if any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement, shall have become untrue (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) if such failure to be true and correct, individually or in the aggregate, is reasonably likely to cause the failure of the condition to the Offer discussed under clause 3(e) of Section 15 of this Offer to Purchase ("Certain Conditions of the Offer"), other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that, if any such failure is curable prior to the initial Expiration Date (or any subsequent Expiration
    Date) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate the Merger Agreement under this clause until such initial Expiration Date (or subsequent Expiration Date); or

        (h) by Parent or the Company, upon a material breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in the Merger Agreement (a "Terminating Breach"); PROVIDED that, except for any breach of the Company's obligations discussed under the heading "No Solicitation" in this section, if such Terminating Breach is curable prior to the initial Expiration Date (or any subsequent Expiration Date) by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate the Merger Agreement under this clause until such date; or

        (i) by the Company, in order to accept a Superior Proposal; PROVIDED that (A) the Offer shall not theretofore have been consummated (or, if the Offer is consummated and extended, initially consummated); (B) the Board determines (based on the advice of counsel) that it is required to accept such proposal in order to discharge properly its fiduciary duties; (C) the Company has given Parent two full business days' advance notice of the Company's intention to accept such Superior Proposal; (D) the Company shall have paid the Fee and the Expense Reimbursement (as defined below); and
    (E) the Company shall have complied in all respects with provisions discussed under the heading "No Solicitation" in this section.

    Notwithstanding the foregoing, the right to terminate the Merger Agreement pursuant to clauses (e), (f), (g), (h) and (i) above shall not be available to Parent if Purchaser or any other affiliate of Parent shall have acquired Shares pursuant to the Offer.

    As used in the Merger Agreement, "Alternative Transaction" means any of
(i) a transaction pursuant to which any person (or group of persons) (including the shareholders of any party to such transaction) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 30% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 30% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board in good faith) equal to more than 30% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company's subsidiaries that are "significant" under Regulation S-X at a level of 30% or more, other than the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

    FEES AND EXPENSES. Except as specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company has agreed to pay Parent a fee of $25,000,000 (the "Fee") and to also pay Parent $3,000,000 to reimburse Parent for its itemized out-of-pocket expenses in connection with the transactions contemplated by the Merger Agreement (the "Expense Reimbursement") upon the first to occur of any of the following events:

        (1) the termination of the Merger Agreement by Parent or the Company pursuant to clause (b), (c), (f) or (g) above; PROVIDED that an Alternative Transaction shall be publicly announced by the Company or any third party within twelve months following the date of such termination and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced; PROVIDED FURTHER that if the termination of the Merger Agreement is pursuant to clause (g) above, such Alternative Transaction, if all cash, must be no less favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by the Offer and Merger, unless the events giving rise to the breach underlying such termination relate to the third party with whom the Alternative Transaction was consummated;

        (2) the termination of the Merger Agreement by Parent pursuant to clause (e) or (h) above; or

        (3) the termination of the Merger Agreement by the Company pursuant to clause (i) above.

    The Company has also agreed to pay to Parent the Expense Reimbursement (in which case such payment shall be credited against any subsequent payment that may become due to Parent under clause (1) above) under the following circumstances: (a) upon termination of the Merger Agreement by Parent pursuant to clause (c) above in the event of the failure of the Minimum Condition to be satisfied or (b) upon termination of the Merger Agreement by Parent pursuant to clause (f) above.

STOCKHOLDERS AGREEMENT.

    As an inducement to Parent to enter into the Merger Agreement with the Company, Shore Family Partnership, L.P., Marc P. Shore, Paul Shore Estate Marital Trust, Andrew N. Shore, Paul Shore Marital Trust, and Howard M. Liebman (the "Stockholders"), who in the aggregate own approximately 17% of the outstanding Shares (approximately 15% on a fully diluted basis), have each entered into a stockholders agreement (the "Stockholders Agreement") with Parent and Purchaser.

    The following summary of certain provisions of the Stockholders Agreement is qualified in its entirety by reference to the complete text of the Stockholders Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. You may examine or obtain copies of the Stockholders Agreement in accordance with the procedures set forth in
Section 7.

    Each Stockholder has agreed to tender all of his Shares into the Offer and to not withdraw any Shares so tendered. In addition, each Stockholder has agreed to enter into such agreements and take such actions as are necessary to provide that all Options held by such Stockholder are cashed out in connection with the Merger.

    In addition, except as set forth in the Stockholders Agreement, each Stockholder has agreed not to transfer any or all of such Stockholder's Shares or any interest therein (except as contemplated by the Stockholders Agreement), enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares or any interest therein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to his Shares, deposit his Shares into a voting trust or enter into a voting arrangement or agreement with respect to his Shares or take any other action that would in any way restrict, limit or interfere with his obligations under the Stockholders Agreement.

    Each Stockholder has also agreed to vote (or cause to be voted) his Shares in favor of the Merger, the Merger Agreement and each of the other transactions contemplated by the Merger Agreement at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, or initiate a written consent solicitation if requested by Parent. Each Stockholder has also agreed to vote against or refrain from giving any consent in favor of, and not to tender his Shares into any offer relating to, (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Each Stockholder has granted to Parent an irrevocable proxy with full power of substitution and resubstitution which shall be deemed coupled with an interest to vote such Stockholder's Shares as contemplated by this paragraph.

    Each Stockholder has made certain representations and warranties in the Stockholders Agreement, including with respect to (i) ownership of his Shares,
(ii) the authority to enter into and perform his obligations under such Stockholders Agreement and the absence of required consents and statutory or contractual conflicts or violations, (iii) the absence of liens, claims, security interests, proxies, voting trusts or other arrangements or any other encumbrances on or in respect of his Shares, except for those disclosed to Purchaser, (iv) broker's and finder's fees and (v) an acknowledgment of Parent's reliance upon the Stockholder's execution of the Stockholders Agreement in entering into, and causing Purchaser to enter into, the Merger Agreement.

    The Stockholders Agreement, and all rights and obligations thereunder, terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the date that Parent or

Purchaser shall have purchased and paid for the Shares of such Stockholder pursuant to the terms of the Stockholders Agreement; PROVIDED, HOWEVER, that the termination of the Stockholders Agreement shall not relieve any party of liability for breach of such agreement prior to its termination.

EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS.

    The following summaries of certain provisions of letter agreements relating to the employment of Marc P. Shore and Howard M. Liebman are qualified in their entirety by reference to the complete text of those letter agreements, copies of which have been filed as exhibits to the Schedule TO referred to in Section 18 and are incorporated herein by reference. In connection with the Merger Agreement, on February 16, 2000, Parent and each of Mr. Shore and Mr. Liebman entered into letter agreements providing that the employment agreements described below would become automatically effective upon execution by Parent and the Company at the time of Purchaser's first purchase of Shares pursuant to the Offer (the "First Purchase Date").

    Mr. Shore's employment agreement (the "Shore Employment Agreement") will supersede Mr. Shore's current employment agreement with the Company, except that Mr. Shore's obligation to repay the unearned portion of the $1,000,000 signing bonus he received in connection with the execution of his existing employment agreement will survive if Mr. Shore terminates his employment without "Good Reason" or if he is terminated for "Cause" (each as defined in the Shore Employment Agreement). The Shore Employment Agreement provides that Mr. Shore will serve as the President of the Company, on a full-time basis, for the period commencing on the First Purchase Date and ending on December 31, 2004. The Shore Employment Agreement further provides that Mr. Shore shall receive an annual salary of $500,000, an annual bonus, not to exceed $450,000, based upon target performance objectives established by a senior officer of Parent, a separate guaranteed bonus of $112,000 for the period of service from the date of the Shore Employment Agreement through December 31, 2000, and a separate guaranteed bonus of $150,000 each subsequent year during the term of the Shore Employment Agreement. Effective as of the First Purchase Date, Parent shall grant
Mr. Shore a nonqualified stock option to purchase 20,000 shares of Parent common stock at a price per share equal to the fair market value of such stock on the First Purchase Date. Thereafter Mr. Shore shall be eligible to receive such additional stock option awards as the Board of Directors of Parent may determine. In addition, on the First Purchase Date, Mr. Shore shall receive that number of shares of common stock of Parent having a fair market value as of the First Purchase Date of $1,000,000, which shares shall be nontransferable and subject to forfeiture until vested. One-fifth of these restricted shares will vest on December 31, 2000 and on December 31 of each of the four subsequent years, provided that Mr. Shore achieves the target performance objectives for each such year. Also pursuant to the terms of the Shore Employment Agreement, for a one-year period following the effective date of the Merger, the Company shall provide Mr. Shore with benefits substantially comparable in the aggregate to the benefits provided to Mr. Shore as of the date of the Merger Agreement. Notwithstanding this agreement to extend Mr. Shore's benefits for one year, the Company has agreed to extend the split-dollar life insurance benefit and the automobile lease allowance and expense reimbursement only until December 31, 2000.

    Under the Shore Employment Agreement, Mr. Shore is entitled to certain payments upon termination of his employment. If Mr. Shore's employment is terminated because of his death, or if the Company terminates his employment based on a good faith determination that he has become disabled, the employment agreement shall terminate without further obligations, except that the Company shall pay to Mr. Shore or his legal representative: unpaid base salary through the date of termination, any unpaid performance or guaranteed bonus for the prior calendar year, any prorated bonus otherwise payable under the Shore Employment Agreement for the year of termination, and unpaid accrued vacation pay (collectively, the "Shore Accrued Obligations"). Likewise, if the Company terminates Mr. Shore's employment for "Cause" (as defined in the Shore Employment Agreement), the Company need only pay the Shore Accrued Obligations. If the Company terminates Mr. Shore's employment other than for Cause or as a result of his death or disability, or if Mr. Shore terminates his employment with "Good Reason" (as defined in the Shore Employment Agreement), the Company shall pay to Mr. Shore: the Shore Accrued Obligations, severance pay of not more than one year of base salary, and the guaranteed bonus for the year his employment terminates. In addition, the restricted stock options shall vest immediately and become non-forfeitable, in the event that Mr. Shore's employment is terminated because of his death or disability, or if Mr. Shore terminates his employment with Good Reason, or if the Company terminates his employment without Cause.

    Under the terms of the Shore Employment Agreement, Mr. Shore has agreed to be bound by certain restrictive covenants that limit his ability to compete or interfere with the Company, including a confidentiality agreement, a non-solicitation agreement, and an agreement not to compete with the Company. Mr. Shore has agreed, during the term of the employment agreement and for a period of three years from the termination of his employment (other than a termination by the Company without Cause or by Mr. Shore for Good Reason), that he will not solicit any employees or clients of the Company or Parent or engage in the business of printing or manufacturing paperboard packaging anywhere in North America.

    Mr. Shore's letter agreement also includes a provision by which Parent will cause the Company to pay, on the First Purchase Date, a lump sum Severance Payment (as defined in the Company's Employee Severance Plan) of $5,699,475.72 and the Gross-Up Payment (as defined in the Company's Employee Severance Plan), which amounts are the amounts to which he would have been entitled under the Company's Employee Severance Plan if he had terminated his employment in connection with the Merger. In addition, Mr. Shore's letter agreement requires that he repay $2,527,316 in outstanding loans, plus accrued interest, to the Company on the First Purchase Date.

    Mr. Liebman's employment agreement (the "Liebman Employment Agreement") will supersede Mr. Liebman's existing employment agreement with the Company. The Liebman Employment Agreement provides that Mr. Liebman will serve as the Executive Vice-President of the Company, on a full-time basis, for the period commencing on the First Purchase Date and ending on December 31, 2002. The Liebman Employment Agreement further provides that Mr. Liebman shall receive an annual salary of $350,000 and an annual bonus, not to exceed $215,000, based upon target performance objectives established by a senior officer of Parent. Effective as of the First Purchase Date, Parent shall grant Mr. Liebman a nonqualified stock option to purchase 10,000 shares of Parent common stock at a price per share equal to the fair market value of such stock on the First Purchase Date. Thereafter Mr. Liebman shall be eligible to receive such additional stock option awards as the Board of Directors of Parent may determine. In addition, on the First Purchase Date, Mr. Liebman shall receive that number of shares of common stock of Parent having a fair market value as of the First Purchase Date of $100,000, which shares shall be nontransferable and subject to forfeiture until vested. These restricted shares will vest on December 31, 2002, provided that Mr. Liebman remains employed until that date. Also pursuant to the terms of the Liebman Employment Agreement, for a one-year period following the effective date of the Merger, the Company shall provide
Mr. Liebman with benefits substantially comparable in the aggregate to the benefits provided to Mr. Liebman as of the date of the Merger Agreement. Notwithstanding this agreement to extend Mr. Liebman's benefits for one year, the Company has agreed to extend the split-dollar life insurance benefit and the automobile lease allowance and expense reimbursement only until December 31, 2000. The employment agreement provides, however, that the Company will continue to maintain the rabbi trust established for Mr. Liebman's retirement, in accordance with its terms, even after the one-year period.

    Under the Liebman Employment Agreement, Mr. Liebman is entitled to certain payments upon termination of his employment. If Mr. Liebman's employment is terminated because of his death, or if the Company terminates his employment based on a good faith determination that he has become disabled, the employment agreement shall terminate without further obligations, except that the Company shall pay to Mr. Liebman or his legal representative: unpaid base salary through the date of termination, any unpaid performance bonus for the prior calendar year, any prorated bonus otherwise payable under the Liebman Employment Agreement for the year of termination, and unpaid accrued vacation pay (collectively, the "Liebman Accrued Obligations"). Likewise, if the Company terminates Mr. Liebman's employment for "Cause" (as defined in the Liebman Employment Agreement), the Company need only pay the Liebman Accrued Obligations. If the Company terminates Mr. Liebman's employment other than for Cause or as a result of his death or disability, or if Mr. Liebman terminates his employment with "Good Reason" (as defined in the Liebman Employment Agreement), the Company shall pay to Mr. Liebman: the Liebman Accrued Obligations and severance pay of not more than one year of base salary. In addition, the restricted stock options shall vest immediately and become non-forfeitable, in the event that Mr. Liebman's employment is terminated because of his death or disability, or if Mr. Liebman terminates his employment with Good Reason, or if the Company terminates his employment without Cause.

    Under the terms of the Liebman Employment Agreement, Mr. Liebman has agreed to be bound by certain restrictive covenants that limit his ability to compete or interfere with the Company, including a confidentiality agreement, a non-solicitation agreement, and an agreement not to compete with the Company. Mr. Liebman has agreed, during the term of the employment agreement and for a period of two years from the termination of his employment (other than a termination by the Company without Cause or by Mr. Liebman for Good Reason), that he will not solicit any employees or clients of the Company or Parent or engage in the business of printing or manufacturing paperboard packaging anywhere in North America.

    Mr. Liebman's letter agreement also includes a provision by which Parent will cause the Company to pay, on the First Purchase Date, a lump sum Severance Payment (as defined in the Company's Employee Severance Plan) of $1,820,499.00 and the Gross-Up Payment (also as defined in the Company's Employee Severance
Plan), which are the amounts he would have been entitled to under the Company's Employee Severance Plan if he had terminated his employment in connection with the Merger. In addition, Mr. Liebman's letter agreement requires that he repay $1,262,521 in outstanding loans, plus accrued interest, to the Company on the First Purchase Date.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Parent intends to acquire any outstanding Shares not owned by Purchaser by consummating the Merger.

    Under the DGCL the approval of the Board and the affirmative vote of a majority of the holders of outstanding Shares are required to adopt the Merger Agreement. The Board has unanimously approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the DGCL described below, the only remaining required corporate action necessary to consummate the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

    Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the Company's other stockholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without action by the other stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to Purchaser's obligation to purchase Shares in the Offer is satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares on a fully diluted basis, Purchaser will accept for payment all Shares validly tendered, and Purchaser may extend the Offer for the purpose of attempting to reach the 90% threshold required for a short form merger. Under these circumstances, the Offer may be extended for up to twenty (20) business days, and Purchaser will accept for payment and promptly pay for all Shares validly tendered during the extension period. Such an extension will constitute a Subsequent Offering Period. See Section 1. If Purchaser is unable to satisfy the requirements for a short form merger, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation.

Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be higher or lower than the Offer Price.

13. CERTAIN EFFECTS OF THE OFFER.

    EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the NYSE, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed to not (i) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as required by the terms of any security as in effect on the date of the Merger Agreement or expressly permitted under the Merger Agreement, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Agreement) amend or terminate the Offer if:

        (1) the Minimum Condition has not been satisfied prior to the expiration of the Offer;

        (2) any applicable waiting period under the HSR Act, the Competition Act, the Investment Canada Act or any similar legal regime in any other country applicable to significant operations of Parent or any of its subsidiaries or the Company or any of its subsidiaries has not expired or been terminated prior to the expiration of the Offer; or

        (3) at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following conditions exists:

           (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a governmental entity of competent jurisdiction or a law, rule or regulation shall have been promulgated or enacted by a governmental entity of competent jurisdiction which in any such case
       (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, or (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or of its business or assets, or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or (iii) imposes material limitations on the ability of Purchaser or Parent effectively to acquire or to hold or to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote shares of Common Stock purchased by Purchaser pursuant to the Offer or acquired by Parent in the Merger on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company (other than, prior to the Effective Time, by reason of there being minority stockholders in the Company); or

           (b) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a governmental entity seeking (i) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

           (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

           (d) Parent and the Company shall have agreed in writing that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for shares of Common Stock pursuant thereto; or

           (e) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate in all respects as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) (in each case without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Company Material Adverse Effect contained in such representations and warranties, but reading each such representation and warranty as though the Company Disclosure Letter included information plainly disclosed in the Company's SEC filings filed subsequent to May 2, 1999 and prior to February 16, 2000), except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured prior to the initial Expiration Date (or such later date upon which the Offer shall expire); or

           (f) the Company or Purchaser shall have failed to receive any or all governmental or third party consents and approvals to consummate the Offer which, if not received, would have a Company Material Adverse Effect; or

           (g) the Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

           (h) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person/group"), other than Parent and Purchaser shall have acquired beneficial ownership of more than 21% of the outstanding shares of Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 21% of the outstanding shares of Common Stock and which, in each case, does not tender the shares of Common Stock beneficially owned by it in the Offer; (ii) any new group shall have been formed which beneficially owns more than 15% of the outstanding shares of Common Stock and which does not tender the shares of Common Stock beneficially owned by it in the Offer; or (iii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company; or

           (i) any change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to be a Company Material Adverse Effect; or

           (j) the Rights shall have become exercisable;

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, PROVIDED that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on February 22, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 for certain termination rights.

    COMPETITION ACT. The merger provisions of the Competition Act permit the Commissioner of Competition appointed thereunder (the "Commissioner"), to apply to the Competition Tribunal (the "Tribunal") to seek relief in respect of a merger which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed merger, ordering a dissolution of the merger or a disposition of assets or shares, and in the case of a proposed merger, prohibiting completion of the transaction.

    The Competition Act also requires parties to certain proposed mergers which exceed specified size thresholds to provide the Commissioner with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of the prescribed waiting period, prior to completing the transaction. In lieu of, or in addition to, filing a prescribed notification form, which can be either short-form or long-form, and awaiting the expiration of the prescribed waiting period, a party to a proposed merger may apply to the Commissioner for an advance ruling certificate ("ARC") or some other form of comfort letter, which may be issued by the Commissioner if he is satisfied he would not have sufficient grounds on which to apply to the Tribunal for an order under the merger provisions in respect of the transaction. Purchaser will be filing a short-form pre-merger notification with the Commissioner and applying for an ARC or some other form of comfort letter, as deemed appropriate.

    INVESTMENT CANADA ACT. The Investment Canada Act is Canada's statute of general application governing the acquisition of control of Canadian businesses by non-Canadians. An investment governed by the Investment Canada Act is either notifiable or reviewable. A notifiable investment is simply one for which the acquiror must provide a two-page notice to the Investment Review Division of Industry Canada ("Investment Canada") at any time prior to the closing of the investment or within thirty (30) days thereafter.

    A reviewable investment is one for which the acquiror must submit an application for review with prescribed information to Investment Canada. With certain limited exceptions relating to the type of business carried on by the target company, an acquisition of a Canadian business by a non-Canadian that qualifies as a "WTO investor" for purposes of the Act is reviewable if the value of the assets acquired is equal to or greater than Cdn $184 million as set forth in the audited financial statements of the target company for its most recently completed fiscal period.

    Before a reviewable investment may be completed, the Minister of the federal Cabinet responsible for Investment Canada must determine that the investment is likely to be of "net benefit to Canada."

    The Minister has an initial 45-day period to make his determination from the date of receipt by the Investment Review Division of a completed application for review. The Minister may, at his discretion, extend this initial 45-day period for a further thirty (30) days by giving notice to the prospective acquiror. Any further extensions require the consent of the acquiror. If at the end of the 75-day period the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he must send a notice to that effect to the prospective acquiror, and the acquiror has thirty (30) days to make representations and submit undertakings to the Minister in an attempt to change his decision.

    Purchaser does not believe that an application for review will be necessary and believes that all that will be required is the filing of a notice thirty
(30) days following the closing of the investment.

    OTHER FILINGS. There is a possibility that filings may have to be made with other foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. FEES AND EXPENSES.

    Credit Suisse First Boston is acting as the Dealer Manager in connection with the Offer. Credit Suisse First Boston will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses including reasonable expenses of counsel and other advisors. Parent and Purchaser have agreed to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of the Company for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained Georgeson Shareholder Communications Inc. to be the Information Agent and ChaseMellon Shareholder Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on
Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          International Paper-37, Inc.
February 29, 2000

                                   SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Each person identified below is a United States citizen. The principal business address of Parent and, unless otherwise indicated, the business address of each person identified below is Two Manhattanville Road, Purchase, New York 10577.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                          ------------------------------------------------------------
Samir G. Gibara               Director since March 9, 1999. Chairman of the board, chief
The Goodyear Tire & Rubber    executive officer and president of The Goodyear Tire &
Company                       Rubber Company since 1996. Prior to that time he served in
1144 East Market Street       various managerial posts and became vice president of
Akron, OH 44316-0001          finance and chief financial officer in 1992. He was elected president and chief operating officer in 1995. He is a
                              member of The Business Roundtable.

James A. Henderson            Director since February 1, 1999. Chairman and chief
301 Washington Avenue         executive officer of Cummins Engine Company, Inc. until
P.O. Box 808                  December 1999. He had been in that position since 1995. He
Columbus, IN 47202            is a director of SBC Communications Inc., Rohm and Haas
                              Company, Ryerson Tull, Inc. and Landmark Communications,
                              Inc. He is also a member of The Business Roundtable and The
                              Business Council.

Jane C. Pfeiffer              Director since June 14, 1977. Management consultant. She is
1050 Beach Road               a director of Ashland, Inc., J.C. Penney Company, Inc., and
Johns Island                  The MONY Group. She is a trustee of The Conference Board,
Vero Beach, FL 32963          the University of Notre Dame and the Overseas Development
                              Council and a member of The Council on Foreign Relations.

Jeremiah J. Sheehan           Director since May 4, 1999. Chairman of the board and chief
Reynolds Metals Company       executive officer of Reynolds Metals Company since 1996.
6601 West Broad Street        Prior to that he was president and chief operating officer
Richmond, VA 23230            from 1994 until 1996. He is a director of Reynolds Metals
                              Company, Federal Reserve Bank of Richmond and Universal
                              Corporation.

C. Wesley Smith               Director since December 12, 1995. Executive vice
International Paper Company   president-operating group of International Paper since 1998.
6400 Poplar Avenue            Prior thereto, he was executive vice president-printing
Memphis, TN 38197             papers from 1992.

W. Craig McClelland           Director since May 4, 1999. Former chairman of the board and
50 Tice Boulevard             chief executive officer of Union Camp Corporation until
Woodcliff Lake, NJ 07675      April 1999. Previously he served as president and chief
                              operating officer from 1989 to 1994. He is a director of
                              Allegheny Teledyne, Inc., WaterPik Technologies, Inc. and
                              PNC Financial Corporation and serves as co-chairman of the
                              Global Advisory Council an affiliate of The Conference
                              Board.

Robert D. Kennedy             Director since May 4, 1999. Former chairman of the board and
UCAR International Inc.       chief executive officer of Union Carbide Corporation from
39 Old Ridgebury Road         1986 to 1995. He was retired from 1995 until March 1998.
Section J-4                   From March 1998 until September 1999, he was chairman of
                              UCAR International Inc. He is on the board of Union Carbide

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                          ------------------------------------------------------------
Danbury, CT 06817-0001        Corporation, Kmart Corporation, LionOre Mining International
                              Ltd., Sunoco Inc., UCAR International Inc. and Chase
                              Industries. He is also on the Advisory Board of The
                              Blackstone Group and RFE Investment Partners.

Peter I. Bijur                Director since July 8, 1997. Chairman and chief executive
Texaco Inc.                   officer of Texaco Inc. He joined Texaco in 1966 and was
2000 Westchester Avenue       elected senior vice president in May of 1992. He became vice
White Plains, NY 10650        chairman of the board in January 1996, and was elected to
                              his current position in July 1996. He is also chairman of
                              the American Petroleum Institute, a member of The Business
                              Council, the Business Council of New York State, Inc., The
                              Business Roundtable, the National Petroleum Council, and the
                              Council on Foreign Relations and serves on the Board of
                              Trustees of The Conference Board.

John T. Dillon                Director since March 1, 1991. Chairman of the board and
                              chief executive officer of International Paper since 1996.
                              Prior thereto he was president and chief operating officer in 1995. He is also a director of Caterpillar Inc. He is
                              chairman of the board of The National Council on Economic
                              Education and a member of The Business Roundtable.

John R. Kennedy               Director since March 12, 1996. Retired president and chief
JRK Financial Corporation     executive officer of Federal Paper Board Company, Inc. from
125 Elm Street                1975 to 1996. He is a director of DeVlieg Bullard, Inc.,
New Canaan, CT 06840          Chase Brass Industries, Inc., Holnam, Inc., Pioneer
                              Companies, Inc., Spartech Corporation and Modis Professional
                              Services. He is director and chairman of the board of
                              Georgetown University, on the board of governors of the
                              United Nations Association of the United States of America,
                              and one of the directors for the Foreign Policy Association.

Robert J. Eaton               Director since January 10, 1995. Chairman of the board of
DaimlerChrysler AG            management of DaimlerChrysler AG from 1999 through present,
1000 Chrysler Drive           and chairman of Chrysler from 1993 to 1998. He is a fellow
Auburn Hills, MI 48326-2766   of both the Society of Automotive Engineers and the
                              Engineering Society of Detroit and chairman of the National
                              Academy of Engineering. He is a member of The Business
                              Roundtable and the Business Council.

Donald F. McHenry             Director since April 14, 1981. Distinguished Professor of
The IRC Group LLC             Diplomacy at Georgetown University since 1981. He is
1320 19th Street, N.W.        president of the IRC Group LLC and a director of AT&T, The
Suite 410                     Coca-Cola Company, Fleet Boston Financial, the First
Washington, DC 20016          National Bank of Boston, SmithKline Beecham plc, and the
                              Institute for International Economics. He is a trustee of
                              Columbia University and chairman of the board of Africare.

Patrick F. Noonan             Director since December 14, 1993. Chairman of the board of
The Conservation Fund         The Conservation Fund (a nonprofit organization dedicated to
Suite 1120                    conserving America's land and water resources) and
1800 North Kent Street        previously, also its chief executive officer since 1985.
Arlington, VA 22209           Prior thereto he was president of The Nature Conservancy. He is a trustee of The National Geographic Society. He is also a director of Ashland, Inc., the Fund for Government
                              Investors, Saul Centers REIT, and the American Gas
                              Association Index Fund. He is a member of the Board of
                              Visitors of Duke University School of the Environment.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                          ------------------------------------------------------------
Charles R. Shoemate           Director since November 1, 1994. Chairman, president and
Bestfoods                     chief executive officer of Bestfoods. He was elected
International Plaza           president and a member of its board of directors in 1988,
700 Sylvan Avenue             chief executive officer in August 1990, and chairman in
P.O. Box 8000                 September 1990. He is a director of CIGNA Corporation,
Englewood Cliffs, NJ 07632    Texaco, Inc., and the Grocery Manufacturers of America, Inc.
                              He is a member of the Business Roundtable and chairman of
                              The Conference Board.

James P. Melican              Executive vice president-legal and external affairs. He
                              assumed his current position in 1991.

David W. Oskin                Executive vice president-consumer packaging since 1995, and was CEO and managing director of Carter Holt Harvey Limited of New Zealand from 1992 to 1995.

Marianne M. Parrs             Executive vice president-administration since March 9, 1999.
                              Prior thereto she was executive vice president and chief
                              financial officer from 1995 to 1999. She was staff vice
                              president-tax from 1993 to 1995.

Andrew R. Lessin              Vice president and controller since 1995. Prior thereto he was the controller from 1990.

William B. Lytton             Senior vice president and general counsel since January
                              1999. Prior thereto he was vice president and general
                              counsel since 1996, and vice president and general counsel for Lockheed Martin Electronics from 1995 to 1996.

John V. Faraci                Senior vice president and chief financial officer since
                              1999. Prior thereto he was chief executive officer and
                              managing director of Carter Holt Harvey since 1995.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Purchaser. Each person identified below is a United States citizen. The principal business address of Purchaser and, unless otherwise indicated, the business address of each person identified below is Two Manhattanville Road, Purchase, New York 10577.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                          ------------------------------------------------------------
James W. Guedry               Director and president of International Paper-37, Inc. since
                              August 3, 1999. Vice president, secretary and associate
                              general counsel of International Paper Company since 1993.

Barbara T. Batten             Director of International Paper-37, Inc. since August 3,
                              1999. Assistant secretary of International Paper Company
                              since June 8, 1999. Prior to that she was a legal assistant and paralegal with Union Camp Corporation.

Julius A. Weiss               Treasurer of International Paper-37, Inc. since August 3,
                              1999. Assistant treasurer of International Paper Company
                              from January 1998 to the present. Previously at
                              International Paper Company he served as senior
                              controller-forest products and industrial packaging from
                              January 1996 through August 1998, and sector controller of specialty, imaging and distribution from October 1993
                              through December 1995.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

               BY MAIL:                      BY FACSIMILE TRANSMISSION:                      BY HAND:
   ChaseMellon Shareholder Services,      (FOR ELIGIBLE INSTITUTIONS ONLY)       ChaseMellon Shareholder Services,
                L.L.C.                             (201) 296-4293                             L.L.C.
             P.O. Box 3301                                                           120 Broadway, 13th Floor
      South Hackensack, NJ 07606           CONFIRM FACSIMILE BY TELEPHONE:              New York, NY 10271
                                                   (201) 296-4860
                                               (FOR CONFIRMATION ONLY)

                                                BY OVERNIGHT COURIER:
                                          ChaseMellon Shareholder Services,
                                                       L.L.C.
                                                 85 Challenger Road
                                              Ridgefield Park, NJ 07660

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                      THE INFORMATION AGENT FOR THE OFFER IS:

                   Georgeson Shareholder Communications Inc.

                          17 State Street, 10th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free: (800) 881-8320